Exhibit 10.3

MERCK & CO., INC.
DEFERRAL PROGRAM
(Amended and Restated as of January 1, 2009)

(i)

MERCK & CO., INC. DEFERRAL PROGRAM
     The Deferral Program (the “Program”) is an unfunded arrangement intended to permit a select group of management to defer income that would otherwise be immediately payable to them as annual base salary or under various incentive plans of Merck & Co., Inc. (the “Merck” or the “Company”). The Program is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (“Section 409A”).
     Anything in the Program to the contrary notwithstanding, the Program shall be interpreted and operated in compliance with the requirements, if any, of Section 409A (or any successor thereto) as in effect from time to time, including but not limited to applicable regulations of the U.S. Department of the Treasury or Internal Revenue Service and Treas. Reg. Secs. 1.409A-1 through 1.409A-6 or any successor thereto. Any payment called for under the Program as of a designated date shall be made no later than a date within the same tax year of a participant, or by March 15 of the following year, if later (or such other dates as specified in Treas. Reg. Sec. 1.409A 3(d) or any successor thereto); provided further, that the participant is not permitted to designate the taxable year of payment. Where the Program’s obligation to pay is unclear to the Company, including a dispute about who is the proper beneficiary of a participant who dies, payment shall be made as soon as adminstratively feasible after the Program’s obligation becomes clear and at a time permitted by Treas. Reg. Sec. 1.409A-3(g)(4) or any successor thereto.
I. ADMINISTRATION
     The Program is administered by the Compensation and Benefits Committee (“Committee”) of the Company’s Board of Directors. The Committee is composed of non-employee directors only. The Committee shall have responsibility for determining which investments will be available under the Program, and those investments shall be listed on Schedule I hereto. The Committee shall make all decisions affecting the timing, price or amount of any and all of the Deferred Compensation of “officers” as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”) other than rules of general application to all Participants, but may otherwise delegate any of its authority under this Program.
II. ELIGIBILITY
A. Salaried employees of Merck & Co., Inc. who are based in and subject to U.S. income taxes are eligible to make an election to defer into the Program if they are in Bands 1 through 3 (or successor level according to Merck’s assignment as in effect from time to time) according to Merck’s payroll system on the date by which initial elections must be made for a year. Otherwise, eligibility to defer under this Program will be determined in accordance with the terms of the Company’s Base Salary Deferral Plan and various incentive plans and the Committee may refuse to permit any employee or class of employees to participate in this Program.
B. Anything in the Program to the contrary notwithstanding, the following are not eligible to make an election: any person who (1) is an independent contractor for the Company or its affiliates; (2) agrees or has agreed that he or she is an independent contractor for the Company; (3) has an agreement or understanding with the Company or its affiliates that such person is not an employee, even if that person previously has been an employee; or (4) is employed by a temporary or other employment agency, regardless of the amount of control, supervision or training provided by the Company or its affiliates. The foregoing exclusion applies even if a court, agency or other authority rules that the person happens to be a common law employee of the Company or its affiliates. Also excluded are individuals who are included in a unit of employees covered by a collective bargaining agreement between employee representatives and one or more employers; provided, however, that such an employee may be an eligible employee during the period he or she is not covered by covered by a collective bargaining agreement and during which he or she otherwise is eligible to participate according to Article II, Section A.
C. A person who has made an election into the Program pursuant to Section A above shall be a Participant for so long as he or she has an account balance, but cannot make another election to defer unless he or she is then eligible pursuant to Article II, Section A. If a person has made an election to defer but thereafter becomes ineligible to defer (for example, a Band 3 employee becomes a Band 4 employee), the election nonetheless will be given effect.
III. DEFERRAL INTO A DEFERRED COMPENSATION ACCOUNT
A. Initial Election to Defer
     To defer, a participant must irrevocably elect to defer under the Program by the earlier of the time specified in Treas. Reg. Sec. 1.409A-2 or any successor thereto or:
1. Base Salary Deferral Plan, prior to the end of the year preceding the year during which such base salary will be earned. The amount that may be deferred is
     (a) Not less than 5 percent of Annual Base Salary (as defined in the Base Salary Deferral Plan) and
     (b) Not more than the lesser of
     (1) 50 percent of Annual Base Salary or
     (2) The portion of the Participant’s Annual Base Salary that exceeds the amount determined under Section 401(a)(17) of the Internal Revenue Code (the “Code”)
provided, however, that amounts may be expressed in relation to amounts that may be deducted by the Company under Section 162(m) of the Code.
2. Annual incentive plans (such as the Annual Incentive Plan and the Executive Incentive Plan), prior to the commencement of the performance year during which the bonus monies to be deferred will be earned, provided:
     (a) A participant who is hired by the Company during a performance year may make an election, no later than the 30th day from the participant’s date of hire, to defer bonus monies to be earned during such performance year, and
     (b) The minimum that may be deferred in any year under this Section IV.A.2. is $3,000.
3. Annual grants of Restricted Stock Units (RSUs) and Performance Share Units (PSUs) may be deferred prior to the commencement of the last year of the award period during which they will be earned. Other RSUs and PSUs may not be deferred. After 2008, RSUs and PSUs for which the deferral election is made after grant must be deferred in compliance with the rules applicable to re-deferral (as opposed to initial elections) under Section 409A as described in Article VI, Section F. Deferrals of RSUs and PSUs must be made initially into the Merck Common Stock fund and may not thereafter be reallocated into any other investment alternative provided pursuant to Schedule I (a “Mutual Fund”).
Amounts so deferred are known as “Deferred Compensation” and will be credited to the participant’s “Deferred Compensation Account.” Deferred Compensation shall be accounted for in one account regardless of the plan (e.g., Base Salary Deferral or incentive plan) under which it was deferred, but a separate election to defer applies for each year for base salary, annual incentive, or grant of RSUs or PSUs, and records shall show each separate election. Further, for purposes of modifications to a distribution schedule, each such separate election shall be eligible for such a modification. Only amounts described above may be deferred; stock option gains may not be deferred.
Notwithstanding the foregoing, a participant’s Deferral Election will be cancelled if he or she receives a hardship distribution from the Merck & Co., Inc. Employee Savings & Security Plan or other qualified savings plan with a 401(k) feature maintained by the Company or its affiliates if and only if such cancellation is required by applicable regulation of the Internal Revenue Service. If a participant terminates employment or transfers to a class of employees that is ineligible to make a deferral election after having made a deferral election, the election will nevertheless be effected. If the Company pays an amount that it reasonably believes is or may be held to be a “substitute payment,” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9), for an amount that would have been deferred pursuant to the foregoing, that substitute payment also will be deferred according to the participant’s election.
B. Initial Election of Distribution Schedule
1. Timing of Election
     The participant must elect an initial distribution schedule when making the initial election pursuant to III.A. above.
2. Distribution Schedule
     A participant may elect to have payments begin (a) in a particular year (whether or not employment has then ended) or (b) in the year following the participant’s “Separation from Service” as defined below, or (c) up to 15 years subsequent to the participant’s Separation from Service. Separation from Service means Separation from Service as defined in Treas. Reg. Sec. 1.409A-1(h) or any successor thereto and includes but is not limited to: retirement; separation due to lack of work; voluntary resignation; or involuntary termination of employment. It does not include termination of service due to death or commencement of employment with a joint venture (as described below). A participant may elect a lump sum or a schedule of annual installments, up to a maximum of 15 annual installments.
3. Manner of Elections
     All elections under the Program shall be made with the Program’s designated recordkeeper (the “Recordkeeper”) in the manner and in accordance with the process approved by the Company’s head of Human Resources Department from time to time.

4. Default Designation
     Where a Participant’s initial election of a distribution schedule is for any reason unclear to the Company (including but not limited to where a Participant failed to elect when amounts will be distributed), the Participant shall be deemed to have elected to receive distributions in the year following the year in which occurs his Separation from Service.
C. Election of Investment Alternatives
     The participant shall designate, in accordance with procedures established by the Company for such designation, the portion (in multiples of 1 percent) of the Deferred Compensation to be allocated to any investment alternative available under this Program.
IV. VALUATION OF DEFERRED COMPENSATION ACCOUNTS
     The Deferral Program shall offer as investment alternatives (a) a fund of Merck Common Stock and (b) Mutual Funds.
A. Merck Common Stock
1. Initial Crediting
     The amount allocated to Merck Common Stock shall be used to determine the number of full and partial shares of Merck Common Stock which such amount would purchase at the closing price of Merck Common Stock on the New York Stock Exchange (“NYSE”) on the date cash payments of base salary, for amounts deferred under the Base Salary Deferral Plan, or incentive awards, for amounts deferred under the various incentive plans, would otherwise be paid to the participant (the “Deferral Date”). The Company shall credit the participant’s Deferred Compensation Account with the number of full and partial shares of Merck Common Stock so determined. However, at no time prior to the delivery of such shares shall any actual shares be purchased or earmarked for such Account and the participant shall not have any of the rights of a shareholder with respect to shares credited to his/her Deferred Compensation Account.
2. Dividends
     The Company shall credit the Participant’s Deferred Compensation Account with the number of full and partial shares of Merck Common Stock purchasable at the closing price of Merck Common Stock on the NYSE as of the date each dividend is paid on the Common Stock, with the dividends that would have been paid on the number of shares credited to such Account (including pro rata dividends on any partial share) had the shares so credited then been issued and outstanding.
3. Redesignations
     The value of Merck Common Stock for purposes of redesignation shall be the closing price of Merck Common Stock on the NYSE on the first day the NYSE is open after the request is received by the Recordkeeper.

4. Distributions
     Distributions of Merck Common Stock will be valued at the closing price of Merck Common Stock on the NYSE on the Distribution Date.
5. Limitations
     Shares of Merck Common Stock to be delivered under the provisions of this Program may be delivered by the Company from its authorized but unissued shares of Common Stock or from Common Stock held in the treasury. The Company also may, in its sole and nonreviewable discretion, purchase shares on public markets in order to make distributions under the Program.
6. Adjustments
     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Company, the number and kind of shares of Merck Common Stock available under this Program or credited to participants’ Deferred Compensation Accounts shall be adjusted accordingly.
7. Fair Market Value of Merck Common Stock
     For purposes of valuation of Merck Common Stock, if Merck Common Stock is no longer traded on the NYSE, but is publicly traded on any other exchange, references to NYSE shall mean such other exchange. If Merck Common Stock is not publicly traded and if the Committee determines that a measurement of Merck Common Stock on any applicable date would not constitute fair market value, then the Committee shall decide on the date and method to determine fair market value, which shall be in accord with any requirements set forth under Section 409A or any successor thereto.
B. Mutual Funds
1. Initial Crediting
     The amount allocated to each Mutual Fund shall be used to determine the number of full and partial Mutual Fund shares that such amount would purchase at the closing net asset value of the Mutual Fund shares on the Deferral Date. The Company shall credit the participant’s Deferred Compensation Account with the number of full and partial Mutual Fund shares so determined. However, no actual Mutual Fund shares shall be purchased or earmarked for such Account, nor shall the participant have the rights of a shareholder with respect to such Mutual Fund shares.
2. Dividends
     The Company shall credit the participant’s Deferred Compensation Account with the number of full and partial Mutual Fund shares purchasable, at the closing net asset value of the Mutual Fund shares as of the date each dividend is paid on the Mutual Fund shares, with the dividends that would have been paid on the number of shares credited to such Account (including pro rata dividends on any partial share) had the shares then been owned by the participant for purposes of the above computation.

3. Redesignations
     The value of Mutual Fund shares for purposes of redesignation shall be the net asset value of such Mutual Fund at the close of business on the first day the NYSE is open after the request is received by the Recordkeeper.
4. Distributions
     Mutual Fund distributions will be valued based on the closing net asset value of the Mutual Fund shares on the Distribution Date (as defined below).
5. Adjustments
     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of a Mutual Fund, the number and kind of shares of that Mutual Fund credited to participants’ Deferred Compensation Accounts shall be adjusted accordingly.
6. Default Designation
     Where a Participant’s designation of investment alternatives is for any reason not clear (including but not limited to where a Participant failed to make such an election), the Participant shall be deemed to have designated deferrals into the life cycle, target or similar Mutual Fund with a target date closest to the Participant’s attainment of age 65.
V. REDESIGNATION WITHIN A DEFERRED COMPENSATION ACCOUNT
A. Basic Redesignation Rules
     A participant, or the beneficiary or legal representative of a deceased participant, may redesignate amounts credited to a Deferred Compensation Account among the investments available under this Program in accordance with the following rules:
(1)	Eligible Participants —All Participants and beneficiaries may redesignate.

(2)	Frequency and Timing —Redesignation shall be effective as of 4:00 p.m. E.T. on the first day the NYSE is open after the request is received by the Recordkeeper.

(3)	Amount and Extent of Redesignation — Redesignation must be in 1% multiples of the investment from which redesignation is being made.

(4)	Beneficiaries or Legal Representatives — The beneficiary or legal representative of a deceased participant may redesignate subject to the same rules as participants.
B. Special Rules for Redesignation Into or Out of Merck Common Stock
1. Frequency and Timing
     For Section 16 Officers, redesignations may only be made into or out of Merck Common Stock during any window period established by the Company from time-to-time. Redesignation out of Merck Common Stock is restricted to amounts held in Merck Common Stock for longer than six months. Redesignation shall not be permitted to the extent the Company is aware of a transaction that the Company reasonably believes may cause a violation under Section 16 of the Securities Exchange Act of 1934, as amended.
2. Material, Nonpublic Information
     The Committee, in its sole discretion and with advice of counsel, at any time may rescind a redesignation into or out of Merck Common Stock if such redesignation was made by a participant who, (a) at the time of the redesignation was in the possession of material, nonpublic information with respect to the Company; and (b) in the Committee’s estimation benefited from such information in the timing of his/her redesignation. The Committee’s determination shall be final and binding. In the event of such rescission, the participant’s Deferred Compensation Account shall be returned to a status as though such redesignation had not occurred. Notwithstanding the above, the Committee shall not rescind a redesignation if the facts were reviewed by the participant with the General Counsel of the Company or a designee prior to the redesignation and if the General Counsel or designee had concluded that such participant was not in possession of adverse material, nonpublic information.
C. Conversion of Common Stock Accounts
     The Committee may, in its sole discretion, convert all of the shares of Merck Common Stock allocated to a participant’s Deferred Compensation Account in the manner provided below where a position which a participant has taken or wishes to take is, in the opinion of the Committee, such as would make uncertain the propriety of the participant’s having a continued interest in Merck Common Stock. The date of conversion shall be the date of commencement of such other employment or the date of the Committee’s action, whichever is later.
     Conversion shall be from an expression of value in shares of Merck Common Stock in the participant’s Deferred Compensation Account to an expression of value in United States dollars in another available investment. The value of the Merck Common Stock shall be based upon its closing price on the NYSE on the date of conversion or if no trading took place on such day, the next business day on which trading took place. Any conversion under this paragraph shall be irrevocable and absolute.
VI. DISTRIBUTION OF DEFERRED COMPENSATION ACCOUNTS
     Distribution of Deferred Compensation Accounts shall be made in accordance with the participant’s distribution schedule pro rata by investment. Distributions from Merck Common Stock will be made in shares, with cash payable for any partial share, subject to the limitations set forth in Article IV, Section A.5. For Section 16 Officers, distribution of amounts in Merck Common Stock is also restricted to amounts held in Merck Common Stock for longer than six months. Distributions from Mutual Funds will be in cash. Distributions will be valued on the Distribution Date, i.e, the 15th day of the distribution month (or, if such day is not a business day, the next business day) and paid as soon thereafter as practicable. Distribution months shall mean only January, April, July, and October.

A. Separation from Service
     1. Distribution Commences.
     Upon a participant’s Separation from Service, Deferred Compensation Accounts will commence in accordance with the participant’s previously elected schedule. If a participant incurs a Separation from Service and thereafter is rehired by the Company, such rehire shall be ignored and distributions shall commence notwithstanding such rehire; provided, however, that if the participant is eligible and elects to make additional deferrals, those additional deferrals may be payable in relation to the subsequent Separation from Service.
     2. Specified Employee.
     Anything in the Program to the contrary notwithstanding, to the extent required by Section 409A, distributions on account of a Separation from Service to a “Specified Employee,” as such term is defined in Section 409A, may not be made before the date which is 6 months after the date of Separation from Service (or, if earlier, the date of death of the employee). Where a payment would have been made to a Specified Employee within such 6-month period and such payment is one of a series of annual payments, the first payment shall be delayed as necessary and the remaining payments shall be made according to their elected schedule notwithstanding such delay, such that two otherwise annual payments may be made in a single year.
B. Death
     In the event of a participant’s death, whether or not distributions have commenced pursuant to a Participant’s election, Deferred Compensation Accounts under this Program will be distributed to the participant’s beneficiary or estate in a lump sum as soon as administratively feasible and in any event by March 15 of the year following death (except as otherwise permitted by Treas. Reg. Sec. 1.409A-3(g)(4) or any successor thereto).
C. Automatic Distribution
     Except as provided in Schedule II, if a participant incurs a Separation from Service and has a Deferred Compensation Account valued at less than $125,000 on the first Distribution Date thereafter, the Deferred Compensation Account shall be distributed in a lump sum as soon as administratively feasible following such termination and in any event by March 15 of the year following death (except as otherwise permitted by Treas. Reg. Sec. 1.409A-3(g)(4) or any successor thereto).
D. Joint Venture Service
     A participant’s termination of employment in order to take a position with a joint venture or other business entity in which the Company shall directly or indirectly own 50 percent or more of the outstanding voting or other ownership interest shall not be considered a Separation from Service.
E. Hardship Distributions
     The Committee shall distribute a participant’s Deferred Compensation Account, if and to the extent a participant applies to receive a distribution due to an Unforeseeable Emergency as defined in Treas. Reg. Sec. 1.409A-3(i). A participant wishing a hardship distribution must provide the Committee or its delegate with sufficient evidence to prove compliance with Treas. Reg. Sec. 1.409A-3(i).
F. Modifications to Distribution Schedule
     After making an initial election, a participant may elect to change his or her distribution schedule from time to time, provided, however, such changes shall not be permitted if it might reasonably be expected to cause a “plan failure” as such term is used in Section 409A of the Code. For example, except as otherwise permitted by Section 409A, no election may permit an acceleration of a distribution, or may become effective earlier than one year from the date it is made, or may permit an additional deferral after the initial election unless it results in a deferral of at least five additional years from the previously schedule distribution date. For purposes of this provision, where a participant has elected to receive a distribution as a series of payments, such series shall be considered a single distribution for purposes of Section 409A. Any such elections shall be made with the Recordkeeper in the manner and in accordance with the process approved by the Company’s’ head of Human Resources Department from time to time.
VII. DEDUCTIONS FROM DISTRIBUTIONS
     The Company will deduct from each distribution amounts required to be withheld for income, Social Security and other tax purposes. Such withholding will be done on a pro rata basis per investment. The Company may also deduct any amounts the participant owes the Company for any reason.
VIII. BENEFICIARY DESIGNATIONS
     A participant may designate a beneficiary to receive his/her Deferred Compensation Account upon the participant’s death. If the beneficiary predeceases the participant or if the participant does not name a beneficiary, the participant’s Deferred Compensation Account will be distributed to the participant’s estate. Such designation shall be on in the format designated by the Company’s’ head of Human Resources Department from time to time, and it must be received by the Company’s Human Resources Department prior to such participant’s death to be valid.
IX. AMENDMENTS
     The Committee may amend or terminate this Program at any time. However, such amendment may not retroactively reduce a participant’s Deferred Compensation Account.
     For two years following a change in control of the Company (as such term is defined in the Change in Control Separation Benefits Plan) the material terms of the Program (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to individuals who participated immediately before the change in control. The Company will pay the legal fees and expenses of any participant that prevails on his or her claim for relief in an action regarding an impermissible amendment to the Program (other than ordinary claims for benefits) or, if applicable, in an action regarding restrictive covenants applicable to the participant.

X. CLAIMS AND APPEALS PROCEDURE
10.1. Determination of Claim
An Employee or his/her authorized representative may present a claim for benefits to the Global Benefits Leader or the successor thereto (the “Director”) or such other person as the Committee may determine to handle claims and appeals from the Program. The Director will make all determinations as to the Employee’s claim for benefits under the Program. If the Director grants a claim, benefits payable under the Program will be paid to the Employee as soon as feasible thereafter. If the Director denies in whole or part any claim for a benefit under the Program, he/she will furnish the claimant with notice of the decision not later than 90 days after receipt of the claim. If special circumstances require an extension of time for processing the claim, the Director will provide a written notice of the extension during the initial 90-day period, in which case a decision will be rendered not more than 180 days after receipt of the claim. The written notice which the Director will provide to every claimant who is denied a claim for benefits will set forth in a manner calculated to be understood by the claimant:
     (a) the specific reason or reasons for the denial;
     (b) specific reference to pertinent Program provisions on which the denial is based;
     (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
     (d) appropriate information as to the steps to be taken if the claimant wishes to submit his/her claim for review.
10.2. Appeal of Denied Claim
A claimant or his/her authorized representative may request a review of the denied claim by the Committee. Such request will be made in writing and will be presented to the Committee not more than 60 days after receipt by the claimant of written notification of the denial of the claim. The Committee will render its decision on review not later than 60 days after receipt of the claimant’s request for review, unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible but not later than 120 days after receipt of the request for review. The decision on review will be in writing and will include specific reasons for the decision.
10.3 ERISA Section 503
It is intended that the claims procedure of the Program be administered in accordance with regulations of the Department of Labor issued under ERISA Section 503.
10.4 Limitation on Action
No action at law or in equity (an “Action”) shall be maintained by a Participant, Beneficiary or other individual, entity or party (including but not limited to a person determined to be other than a Participant or Beneficiary) (a “Claimant”) against the Program, the Company, their affiliates, agents, fiduciaries, officers, directors, employees, successors, assigns or plans (collectively, the “Program Group”) unless (a) the Claimant has presented every basis or argument in support of the Action (a “Claim”) in strict accordance with both Sections 6.1 and 6.2 which Claim is denied in whole or in part and (b) unless the Action is commenced no later than one year after the date the Company provides notice of the adverse decision pursuant to Section 6.2. Where the

Company puts the Claimant on notice of the Company’s or Program’s intention with respect to the basis or argument in support of the Action, the Claimant must commence the process described in Section 10.1 within one year of such notice. A “Claim” includes but is not limited to a claim for benefits and a purported or actual fiduciary breach by any member of the Program Group. The limitation of Action may only be tolled by a writing executed by the Director.
XI. DOMESTIC RELATIONS ORDERS
     Notwithstanding any other provision of this Program to the contrary, the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a “domestic relations order” (as hereinafter defined) is not prohibited. In the event a right to a benefit hereunder is established pursuant to a domestic relations order, any benefit otherwise payable to the Participant or his/her beneficiary hereunder shall be appropriately reduced to reflect the effect of the qualified domestic relations order. For purposes of the Program, “Alternate Payee” means a person who would be an alternate payee under Section 414(p)(8) of the Code if the Program were subject to Section 401(a) of the Code. A “domestic relations order” shall mean any judgment, decree or order, including the approval of a property settlement agreement, provided that:
          (a) the order relates to the provision of child support, alimony or marital property rights and is made pursuant to state domestic relations or community property laws;
          (b) the order creates or recognizes the existence of an Alternate Payee’s right to receive all or a portion of the Participant’s Account Balance;
          (c) the order specifies the name and last known mailing address of the Participant and each Alternate Payee covered by the order;
          (d) the order precisely and unambiguously specifies the amount or percentage of the Participant’s Account Balance to be paid to each Alternate Payee or the manner in which the amount or percentage is to be determined;
          (e) the order clearly specifies that it applies to this Program;
          (f) the order does not require this Program to provide any type of benefits or form of benefits not otherwise provided under this Program;
          (g) the order provides that the Alternate Payee shall receive his or her interest in the Program in a lump sum as soon as administratively feasible following determination by the Company’s legal department (or its delegate) that the order satisfies the requirements of this Article.

SCHEDULE I
DEFERRAL PROGRAM INVESTMENT ALTERNATIVES
“Mutual Funds” shall mean all of the same investment alternatives offered under the Merck & Co., Inc. Employee Savings and Security Plan as in effect from time to time, excluding participant loans and Merck Common Stock.
The Merck Common Stock fund offered under the Deferral Program shall be measured as if it were invested 100% in Merck Common Stock with dividends reinvested in additional shares of Merck Common Stock.

SCHEDULE II
SPECIAL PROVISIONS APPLICABLE TO
MEDCO HEALTH EMPLOYEES
(Approved July 23, 2002)
DEFINITIONS
Medco Health — Medco Health Solutions, Inc.
Medco Health Employee — A participant who is (i) employed by Medco Health prior to the Spin-Off or (ii) employed by Merck prior to the Spin-Off and expected to be employed by Medco Health prior to or as of the Spin-Off.
Separated Medco Health Employee — A participant in the Deferral Program who is employed by Medco Health as of the date of the Spin-Off and is considered to have terminated employment with the Company as a result of the Spin-Off.
Spin-Off — The distribution by Merck to its shareholders of the equity securities of Medco Health. The Spin-Off will be a divestiture for purposes of the Deferral Program.
SPECIAL PROVISIONS
Notwithstanding anything to the contrary in Article VI, Section C of the Deferral Program, the Deferred Compensation Account of each Separated Medco Health Employee shall be paid out in accordance with Article VI, Section D, without regard to the $125,000 threshold set forth in Section C.